Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

ADVAXIS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	common stock, par value $0.001 per share	Other	3,243,629	(1)	—	$1,881,305	(2)	0.00011020	$207.32

Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Other	109,316	(3)	—	63,403	(2)	0.00011020	$6.99
Fees to Be Paid	Equity	Warrants		109,316	(3)	—		(4)			(4)

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A	N/A			N/A

	Total Offering Amounts						$1,944,708			$214.31
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$214.31

(1)	Represents the maximum number of shares of common stock, par value $0.001 per share (“Advaxis Common Stock”), of Advaxis, Inc., a Delaware corporation (the “Registrant”), that may be issued pursuant to the Agreement and Plan of Merger, dated as of October 18, 2022, by and among Registrant, Doe Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant, and Ayala Pharmaceuticals Inc. (“Ayala”), estimated solely for the purpose of calculating the registration fee. The number of shares of Advaxis Common Stock being registered is based on (a) (i) 14,833,227 shares of common stock, par value $0.01 per share, of Ayala (the “Ayala Common Stock”) outstanding as of November 28, 2022, (ii) 1,141,927 shares of Ayala Common Stock underlying stock options outstanding as of November 28, 2022 and (iii) 1,333,333 shares of Ayala Common Stock issuable upon the exercise of warrants that will be exercised immediately prior to the closing of the merger, multiplied by (b) the exchange ratio of 0.1874 shares of Advaxis Common Stock for each share of Ayala Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. Such amount equals the product of (i) $0.58, the average of the high and the low prices per share of shares of Ayala Common Stock, as reported on The Nasdaq Global Market on November 23, 2022, which is within five business days prior to the filing of this registration statement, and (ii) the maximum aggregate number of shares of Common Stock of the Registrant proposed to be issued pursuant to this registration statement.

(3)	Represents shares of Advaxis Common Stock issuable upon the exercise of outstanding warrants issued by Ayala. The warrants, which are currently exercisable for shares of Ayala Common Stock, will be converted to warrants to purchase shares of Advaxis Common Stock upon the closing of the merger in accordance with their terms. The number of shares underlying the warrants being registered is based on (a) warrants to purchase 583,332 shares of Ayala Common Stock outstanding as of November 28, 2022, multiplied by (b) the exchange ratio of 0.1874 shares of Advaxis Common Stock for each share of Ayala Common Stock.

(4)	Pursuant to Rule 457(g) under the Securities Act, no separate fee is required to be paid in respect of the warrants which are being registered concurrently in the same registration statement as the underlying securities to be offered pursuant thereto.